Exhibit 99.1

15 West 6th Street, Suite 900 • Tulsa, Oklahoma  74119 • (918) 513-4570 • Fax: (918) 513-4571

www.laredopetro.com

Laredo Petroleum Acquires Bolt-On Midland Basin Acreage

TULSA, OK - July 14, 2016 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or the “Company”) today announced that it has signed a purchase and sale agreement for additional acreage within the Company’s existing footprint in the Midland Basin for $125 million, subject to customary closing price adjustments. The acquisition secures additional rights to the Spraberry interval, enables the drilling of additional 10,000-foot or longer locations, facilitates the new Western Glasscock production corridor and increases the Company’s working interest in current leasehold in western Glasscock and Reagan counties, Texas.

The acquisition adds approximately 9,200 net acres, of which approximately 6,300 are in the Spraberry interval and approximately 2,900 net acres are in the Spraberry, Upper, Middle and Lower Wolfcamp, Canyon and Cline zones. The purchase includes approximately 300 net barrels of oil equivalent per day of Laredo-operated production from existing vertical wells through increased working interest in the wells.

The primary focus of the acquisition is the Company’s acreage position in western Glasscock County. The contiguous acreage block drives capital efficiencies by enabling the building of the Company’s new Western Glasscock production corridor, developing the entire block with 10,000-foot or longer laterals and utilization of Laredo’s Earth Model to optimize location selection and completion design.

The acreage outside of the Western Glasscock production corridor is in Laredo’s primary development area, proximate to other Laredo production corridors and covered by the Earth Model. The acreage bolts on directly to current drilling units and further enables the development of the acreage with 10,000-foot or longer laterals.

“This acquisition combines the acreage attributes and strategic investments that are drivers of the Company’s capital efficiencies,” commented Randy A. Foutch, Chairman and Chief Executive Officer. “Acquiring additional Spraberry rights, utilizing the Earth Model to optimize location selection and completion design and drilling long laterals along the new Western Glasscock production corridor enables the Company to efficiently develop this large, contiguous acreage block in western Glasscock County.”

On July 13, 2016, the Company closed a portion of this acquisition for approximately $92.7 million. The closings on the remaining interests, which are subject to certain preferential purchase rights and consents, are expected to occur as such rights and consents are satisfied or obtained.

Commodity Derivatives Update

In early July, the Company hedged 2,007,500 barrels of oil for 2017, resulting in 5,684,875 barrels of oil hedged for 2017 at a weighted-average floor price of $57.01 per barrel. The Company retains significant upside to an increase in the price of oil as approximately 2,628,000 of these barrels have a weighted-average ceiling price of $97.22 per barrel and 1,049,375 barrels have no ceiling. Additionally, the Company hedged 444,000 barrels of ethane for 2017 at $11.24 per barrel and 375,000 barrels of propane for 2017 at $22.26 per barrel.

About Laredo

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and the transportation of oil and natural gas from such properties, primarily in the Permian Basin in West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2015, and those set forth from time to time in other filings with the Securities Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

# # #

Contacts:

Ron Hagood:  (918) 858-5504 - rhagood@laredopetro.com

16-13